Management Proxy Circular

Virginia Mines Inc.

MANAGEMENT PROXY CIRCULAR

Management Proxy Circular

Virginia Mines Inc.

VIRGINIA MINES INC.

(the “Corporation”)

MANAGEMENT INFORMATION CIRCULAR

(Containing information as at May 28, 2012, unless indicated otherwise)

SOLICITATION OF PROXIES

This circular is provided in connection with the solicitation of proxies by the management of the Corporation for use at the annual general meeting of the shareholders of the Corporation (the “Meeting”), at the time and place and for the purposes set out in the accompanying notice of meeting and at any adjournment thereof. The solicitation will be made by mail and may also be supplemented by telephone or other personal contact to be made without special compensation by directors, officers and employees of the Corporation. The Corporation will bear the cost of this solicitation. The Corporation will not reimburse shareholders, nominees or agents for the cost incurred in obtaining from their principals authorization to execute forms of proxy.

APPOINTMENT OF PROXYHOLDER AND RIGHT OF REVOCATION OF PROXIES

Registered Shareholders

Registered shareholders may vote their common shares by attending the Meeting in person or by completing the enclosed proxy. Registered shareholders should deliver their completed proxies to Canadian Stock Transfer Company Inc. (“CST”) as administrative agent for CIBC Mellon Trust Company, 320 Bay Street, B1 Level, Toronto, ON M5H 4A6 (by mail, telephone or internet according to the instructions on the proxy), not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, otherwise the shareholder will not be entitled to vote at the Meeting by proxy.

To vote by telephone, a registered shareholder should call 1-866-217-7057. To vote electronically, a registered shareholder must go to the following Internet site: www.proxypush.ca/vgq and enter their personalized 12-digit e-voting control number printed on their form of proxy and follow the instructions on the screen.

The persons named in the proxy are directors and/or officers of the Corporation and are proxyholders nominated by management. A shareholder has the right to appoint a person other than the nominees of management named in the enclosed form of proxy to represent the shareholder at the Meeting. To exercise this right, a shareholder must insert the name of such nominee in the blank space provided. A person appointed as a proxyholder need not be a shareholder of the Corporation.

A registered shareholder may revoke a proxy by:

(a)

signing a proxy with a later date and delivering it at the place and within the time noted above;

(b)

signing and dating a written notice of revocation (in the same manner as the proxy is required to be executed, as set out in the notes to the proxy) and delivering it at the same address and within the same delays as hereinabove mentioned or two (2) business days preceding the day of the Meeting, or any adjournment thereof at which the proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof;

(c)

attending the Meeting or any adjournment thereof and registering with the scrutineer as a shareholder present in person, whereupon such proxy shall be deemed to have been revoked; or

(d)

in any other manner provided by law.

Beneficial Shareholders

The information set forth in this section is of significant importance as many shareholders do not hold their shares in the Corporation in their own name. Shareholders holding their shares through banks, trust companies,

Management Proxy Circular

Virginia Mines Inc.

securities dealers or brokers, trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans or other persons (any one of which is herein referred to as an “Intermediary”) or otherwise not in their own name (such shareholders herein referred to as “Beneficial Shareholders”) should note that only proxies deposited by shareholders appearing on the records maintained by the Corporation’s transfer agent as registered shareholders will be recognized and allowed to vote at the Meeting. If a shareholder’s shares are listed in an account statement provided to the shareholder by a broker, in all likelihood those shares are not registered in the shareholder’s name and that shareholder is a Beneficial Shareholder. Such shares are most likely registered in the name of the shareholder’s broker or an agent of that broker. In Canada the vast majority of such shares are registered under the name of CDS & Co., the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms. Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the Meeting at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate party well in advance of the Meeting.

Regulation requires Intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Beneficial Shareholders have the option of not objecting to their Intermediary disclosing certain ownership information about themselves to the Corporation (such Beneficial Shareholders are designated as non-objecting beneficial owners, or “NOBOs”) or objecting to their Intermediary disclosing ownership information about themselves to the Corporation (such Beneficial Shareholders are designated as objecting beneficial owners, or “OBOs”).

In accordance with the requirements of National Instrument 54-101 Respecting Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation has sent the notice of meeting, this Information Circular and a request for voting instructions (a “VIF”), instead of a proxy (the notice of meeting, Information Circular and VIF or proxy are collectively referred to as the “Meeting Materials”) directly to the NOBOs and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to OBOs.

Meeting Materials sent to Beneficial Shareholders are accompanied by a VIF, instead of a proxy. By returning the VIF in accordance with the instructions noted on it, a Beneficial Shareholder is able to instruct the Intermediary (or other registered shareholder) how to vote the Beneficial Shareholder’s shares on the Beneficial Shareholder’s behalf. For this to occur, it is important that the VIF be completed and returned in accordance with the specific instructions noted on the VIF.

This year, the Corporation has delegated the responsibility for obtaining instructions from Beneficial Shareholders to CST, which typically prepares a machine-readable VIF, mails these VIFs to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs, usually by way of mail, the Internet or telephone. CST then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting by proxies for which CST has solicited voting instructions. If you have any questions respecting the voting of shares held through an Intermediary, please contact that Intermediary for assistance.

For general inquiries, the transfer agent can be contacted by mail at:

Canadian Stock Transfer Company Inc. (CST)

As administrative agent for CIBC Mellon Trust Company (CIBC Mellon)

320 Bay Street, B1 Level

Toronto, ON M5H 4A6

or by telephone:

within Canada and the United States 1-800-387-0825

and from all other countries (416) 682-3860

or by fax:

within Canada and the United States 1-866-781-3111 (free in North America)

and from all other countries (416) 368-2502

or by email:

inquiries@canstockta.com

Management Proxy Circular

Virginia Mines Inc.

In either case, the purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the shares, which they beneficially own. A Beneficial Shareholder receiving a VIF cannot use that form to vote common shares directly at the Meeting. Beneficial Shareholders should carefully follow the instructions set out in the VIF including those regarding when and where the VIF is to be delivered. The VIF must be returned to CST (or instructions respecting the voting of shares must otherwise be communicated to CST) well in advance of the Meeting in order to have the shares voted. Should a Beneficial Shareholder who receives a VIF wish to attend the Meeting or have someone else attend on their behalf, the Beneficial Shareholder may request a legal proxy as set forth in the VIF, which will grant the Beneficial Shareholder or their nominee the right to attend and vote at the Meeting.

Only registered shareholders have the right to revoke a proxy. A Beneficial Shareholder who wishes to change a vote must, at least seven days before the Meeting, arrange for its Intermediary to revoke the VIF.

The Meeting Materials are being sent to both registered and non-registered owners of the Corporation’s shares. If you are a Beneficial Shareholder and the Corporation or its agent has sent the Meeting Materials directly to you, your name and address and information about your holdings of the Corporation’s securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send the Meeting Materials to you directly, the Corporation (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering the Meeting Materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the VIF.

EXERCISES OF DISCRETION BY PROXIES`

If a shareholder specifies a choice with respect to any matter to be acted upon, the shareholder’s shares represented by proxy will be voted or withheld from voting by the proxyholder in accordance with those instructions on any ballot that may be called for. In the enclosed form of proxy, in the absence of any instructions in the proxy, it is intended that such shares will be voted by the proxyholder, if a nominee of management, IN FAVOUR of the motions proposed to be made at the Meeting as stated under the headings in the notice of meeting accompanying this Information Circular. If any amendments or variations to such matters, or any other matters, are properly brought before the Meeting, the proxyholder, if a nominee of management, will exercise discretion and vote on such matters in accordance with his/her/its best judgment.

The instrument of proxy enclosed, in the absence of any instructions in the proxy, also confers discretionary authority on any proxyholder other than the nominees of management named in the instrument of proxy with respect to the matters identified herein, amendments or variations to those matters, or any other matters which may properly be brought before the Meeting. To enable a proxyholder to exercise discretionary authority a shareholder must strike out the names of the nominees of management in the enclosed instrument of proxy and insert the name of the nominee in the space provided, and not specify a choice with respect to the matters to be acted upon. This will enable the proxyholder to exercise discretion and vote on such matters in accordance with his/her/its best judgment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any of the following persons in any matter to be acted upon at the Meeting:

(a)

each person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year;

(b)

each proposed nominee for election as a director of the Corporation; and

(c)

each associate or affiliate of any of the foregoing.

AUTHORIZED CAPITAL STOCK, VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital stock of the Corporation consists of an unlimited number of common shares. As of May 28, 2012, 31,918,740 common shares of the Corporation were issued and outstanding. Each common share of the Corporation confers upon its holder the right to one (1) vote at the Meeting.

Management Proxy Circular

Virginia Mines Inc.

The Board of Directors of the Corporation (the “Board”) has fixed the close of business on May 28, 2012, as the record date (the “Record Date”) for determining which shareholders shall be entitled to receive notice of the Meeting and to vote in person or by proxy at the Meeting or any adjournment thereof. Pursuant to the Canada Business Corporations Act, the Corporation is required to prepare, no later than ten (10) days after the Record Date, an alphabetical list of the shareholders entitled to vote as of the Record Date that shows the number of shares held by each shareholder. A shareholder whose name appears on the list referred to above is entitled to vote the shares shown opposite his or her name at the Meeting.

As at the date hereof, to the knowledge of the Corporation’s directors and executive officers, the only person beneficially owning, controlling or directing, directly or indirectly, 10% or more of the number of common shares of the Corporation issued and outstanding is:

Name	Nature of Holding	Number of Shares	Percentage of Issued Shares
Mason Hill Advisors, LLC	Direct	3,264,400	10.23%

AGENDA

PRESENTATION OF FINANCIAL STATEMENTS

The Corporation’s annual financial statements for the financial year ended February 29, 2012, and the auditors’ report thereon will be presented to the Meeting but will not be subject to a vote.

ELECTION OF DIRECTORS

The By-laws of the Corporation provide that the members of the Board are elected annually. Each director holds office until the next annual meeting of shareholders or until his successor is elected or appointed.

The mandate of André Gaumond, André Lemire, Pierre Labbé, Mario Jacob and Claude St-Jacques will expire at the Meeting on June 27, 2012. Management does not contemplate that any of the nominees will be unable to serve on the Board but, if this should occur for any reason prior to the Meeting, the person named in the enclosed form of proxy reserves the right to vote for another nominee at his discretion unless the shareholder has indicated in the form of proxy his wish to abstain from exercising the voting rights attached to his shares at the time of the election of the directors.

Set out below in tabular form, are the names of each person proposed to be nominated by the management of the Corporation for election as a director together with related information.

Name	Director Since	Last Position Held	Principal Occupation	Number of Common Shares over which Control is Exercised
André Gaumond Lac Beauport, Québec	November 30, 2005	President, Chief Executive Officer and Director	President and Chief Executive Officer of the Corporation	850,927 (3)
André Lemire(1) (2) Westmount, Québec	November 30, 2005	Chairman of the Board and Director	President of LemVest Inc.	114,100
Claude St-Jacques(2) Québec, Québec	November 30, 2005	Director	President and Chairman of Société d’exploration minière Vior Inc.	40,625 (4)
Mario Jacob(1) (2) Lévis, Québec	November 30, 2005	Director	President of Maximus Capital Inc.	-
Pierre Labbé(1) Lévis, Québec	April 22, 2008	Director	Vice-President and Chief Financial Officer of Medicago Inc.	-

(1)

Member of the audit committee

(2)

Member of the compensation committee.

(3)

Including the common shares held by Mincor Québec Inc. (“Mincor”), 9227-7094 Québec Inc. (both companies are private companies controlled by André Gaumond) and 9163-9971 Québec Inc., a wholly-owned subsidiary of Mincor, and also includes the common shares held by his children and his spouse.

(4)

Including the common shares held by CSJ Inc., a private company controlled by Claude St-Jacques.

Management Proxy Circular

Virginia Mines Inc.

Each nominee has provided the information concerning the number of common shares over which he exercises control or direction.

All of the nominees whose names are hereinabove mentioned, have previously been elected directors of the Corporation at a shareholders’ meeting for which an information circular was issued.

CORPORATE CEASE TRADE ORDERS, BANKRUPTCY, PENALTIES OR SANCTIONS

To the knowledge of the Corporation, none of the foregoing nominees for election as a director:

(a)

is, or within the last ten years, has been a director, chief executive officer, or chief financial officer of any company that:

(i)

was the subject of a cease trade, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which, in all cases, was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the director or executive officer was acting in the capacity as director, chief executive officer, or chief financial officer of such company; or

(ii)

was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer, or chief financial officer of such company; or

(b)

is, or within the last ten years has been, a director or executive officer of any company that, while the proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold its assets; or

(c)

has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

To the knowledge of the Corporation, none of the nominees for election as director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

You can vote for the election of all the candidates described above, vote for the election of some of them and withhold from voting for others, or withhold from voting for all of them.

The persons designated in the accompanying proxy form will vote IN FAVOUR of the appointment of André Gaumond, André Lemire, Pierre Labbé, Mario Jacob, and Claude St-Jacques as directors of the Corporation, unless the shareholder specifies in the proxy form to withhold from voting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Interpretation

(a)

a Chief Executive Officer (“CEO”);

(b)

a Chief Financial Officer (“CFO”);

Management Proxy Circular

Virginia Mines Inc.

(c)

each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and

(d)

each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Corporation, nor acting in a similar capacity, at the end of that financial year.

The NEOs who are the subject of this Compensation Discussion and Analysis are André Gaumond, President and CEO, Paul Archer, Vice-President Exploration, and Robin Villeneuve, CFO.

Compensation Program Objectives

The objectives of the Corporation’s executive compensation program are as follows:

(a)

to attract, retain and motivate talented executives who create and sustain the Corporation’s continued success;

(b)

to align the interests of the Corporation’s executives with the interests of the Corporation’s shareholders; and

(c)

to provide total compensation to executives that is competitive with that paid by other companies of comparable size engaged in similar business in appropriate regions.

Overall, the executive compensation program aims to design compensation packages that meet compensation packages for executives with similar talents, qualifications and responsibilities within corporations with similar characteristics. The Corporation is a mining exploration company and will not be generating significant revenues from operations for a significant period of time. As a result, the use of traditional performance standards, such as corporate profitability, is not considered by the Corporation to be appropriate in the evaluation of the performance of the NEOs.

Purpose of the Compensation Program

The Corporation’s executive compensation program has been designed to reward executives for reinforcing the Corporation’s business objectives and values, and for their individual performances.

Elements of Compensation Program

The executive compensation program consists of a combination of base salary and stock options.

Purpose of Each Element of the Executive Compensation Program

The base salary of an NEO is intended to attract and retain executives.

The use of stock options encourages and rewards performance by aligning an increase in each NEO’s compensation with increases in the value of the shareholders’ investments.

DETERMINATION OF THE AMOUNT OF EACH ELEMENT OF THE EXECUTIVE COMPENSATION PROGRAM

Compensation and Nominating Committee

Compensation of the NEOs of the Corporation, other than the CEO, is reviewed annually by the CEO, who makes recommendations to the compensation and nominating committee (the “Committee”). The Committee reviews the recommendations of the CEO and makes its own recommendations to the Board, which approves the compensation of the NEOs based on the recommendations of the Committee. Compensation for the CEO is reviewed annually by the Committee, which then makes recommendations to the Board. The Board approves the base salary of each NEO based on the recommendations of the Committee.

Management Proxy Circular

Virginia Mines Inc.

During the most recently completed financial year, the members of the Committee were Mario Jacob, André Lemire and Claude St-Jacques.

Base Salary

The base salary review of each NEO takes into consideration the current competitive market conditions, experience, performance, and the particular skills of the NEO. Base salary is not evaluated against a formal peer group. The Committee relies on the general experience of its members in setting base salary amounts.

Stock Options

The Corporation has established a formal plan under which stock options are granted to its directors, officers, employees and consultants (the “Plan”). The Board, based on recommendations of the Committee where appropriate, determines which NEOs (and other persons) are entitled to participate in the Plan, determines the number of stock options granted to such individuals, and determines the date on which each stock option is granted and the corresponding exercise price.

The Board makes these determinations subject to the provisions of the Plan and, where applicable, the policies of the Toronto Stock Exchange.

Previous grants of stock-option-based awards are taken into account when considering new grants.

Link to Overall Compensation Objectives

Each element of the executive compensation program has been designed to meet one or more objectives of the overall program.

The fixed base salary of each NEO, combined with the granting of stock options, has been designed to provide total compensation, which the Board believes is competitive with that paid by other exploration companies of comparable size.

Risk Considerations

General

The Board is aware that its compensation policies and practices are likely to have consequences – albeit unintentional - in terms of risks.

The Committee regularly reviews the consequences of certain risks that are associated with such policies and practices, all in order to identify practices that could influence a director or a member of senior management to expose the Corporation to undue risk.

The Committee has also conducted such a review as part of the preparation of this circular.

Generally, these policies and practices have been developed in order to preserve the best interests of the Corporation and those of its shareholders.

Specifically, the Committee reviews, discusses and approves the annual compensation of senior management, which is mainly comprised of an annual salary together with stock options granted under the Plan. The Committee may also review these forms of compensation and make recommendations to the Board.

The Committee is responsible for reviewing and approving the relevant goals of the President and CEO, assess his performance and make recommendations to the Board as to his level of compensation. For other members of senior management, compensation proposals are submitted annually to the Committee by the CEO, and recommendations are then made by the Committee to the Board.

Management Proxy Circular

Virginia Mines Inc.

Stock Options

The Plan is designed to attract and retain competent officers and directors within the Corporation. It is part of the alignment of interests of senior management and directors with those of shareholders of the Corporation. Besides being the main component of the long-term incentive compensation offered to directors and senior management, the Plan also aims to reward and retain employees of the Corporation and people who provide ongoing consulting services or management.

This form of compensation is both "long term" and "at risk", since it is largely linked to the creation of long-term value.

In this respect, for several years now, the Board has developed a process to grant stock options on a biannual basis (usually in mid-January and mid-July). Approximately 1% of the number of shares issued and outstanding are granted annually.

In addition, stock options are granted according to the following people:

Directors (excluding the executive officers)

10% - 15%

Executive officers:

20% - 30%

Other officers and employees:

30% - 50%

Consultants and service providers:

15% - 35%

However, these proportions can be adjusted to reflect the number of employees and service providers and the Corporation’s level of activity, or for fairness’ sake or search for opportunities. In addition, the Corporation reserves the right to grant stock options to attract qualified personnel or new service providers to remain competitive in the mining industry.

Thus, this form of compensation is not specifically linked to the obtaining of specific results or milestones, but rather is intended to retain and encourage grantees to work continuously and in the best interest of the Corporation and its shareholders.

Since the benefits of this form of compensation generally require the lapse of a period of time, the Committee considers that the ability of the directors or members of senior management to take undue risks that would be excessive or beneficial from the point of view of their compensation and to the detriment of the Corporation and its shareholders, is extremely limited.

Salary

The salary is the residual portion of total compensation of an officer. The Committee considers it is unlikely that a director or member of senior management decides to take undue or excessive risk to the Corporation or which would be personally beneficial in terms of his compensation.

Salaries are subject to annual, measured increases in the range of 2.5% to 3%. At times, some salaries may be adjusted to take account of special circumstances.

Conclusion

Due to the current size and level of activities of the Corporation, the Board and the Committee are able to monitor and review the risks associated with its compensation policies and practices. Such risks can be identified and mitigated through regular meetings during which financial or other information is reviewed.

No risk resulting from the compensation practices and policies of the Corporation and that are reasonably likely to have a material adverse effect on the Corporation or its business has been identified by the Committee.

Currently, the Committee believes that the compensation practices and policies do not favor senior management to expose the Corporation to inappropriate risks. The high stability of the composition of the Board of the Corporation, and the continued dedication of its members for many years, illustrate their appropriateness in light of the risks related to of compensation.

Management Proxy Circular

Virginia Mines Inc.

Summary Compensation Table

The following table presents information concerning all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, to NEOs by the Corporation for services in all capacities to the Corporation for the three (3) most recently completed financial years:

Name and Principal Position	Year	Salary	Bonus	Share-Based Awards	Option-Based Awards (2)	Non-Equity Incentive Plan Compensation		Pension Value	All other Compensation	Total Compensation
						Annual Incentive Plans	Long Term Incentive Plans
		($)	($)	($)	($)	($)	($)	($)	($)	($)
André Gaumond President and CEO	2012	283,859	-	-	138,141	-	-	-	-	422,000
	2011	274,443	-	-	232,805	-	-	-	-	507,248
	2010	266,302	-	-	-	-	-	-	-	266,302
Paul Archer Vice-President Exploration	2012	212,893	-	-	77,704	-	-	-	-	290,597
	2011	205,832	-	-	132,951	-	-	-	-	338,783
	2010	197,431	-	-	-	-	-	-	-	197,431
Robin Villeneuve CFO	2012	165,905	-	-	64,596	-	-	-	-	230,501
	2011	160,402	-	-	103,406	-	-	-	-	263,808
	2010	155,644	-	-	-	-	-	-	54,000(1)	209,644

(1)

Relocation allowance.

(2)

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk free interest rate: 1.83% (2.16% in 2011); weighted average expected volatility: 48% (50.5% in 2011); weighted average expected life: 6 years (4.5 years in 2011); and weighted average expected dividend yield: nil (nil for 2011).

Plan Awards Outstanding Share-Based Awards and Stock-Option-Based Awards

The following table sets forth information in respect of all share-based awards and stock-option-based awards outstanding at the end of the most recently completed financial year to the NEOs of the Corporation:

	Stock-Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in-the-money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
	(#)	($)		($)	(#)	($)
André Gaumond	110,000	4.44	April 6, 2016	551,100	-	-
	127,500	3.89	July 19, 2016	708,900	-	-
	18,000	4.27	January 16, 2017	93,240	-	-
	16,000	6.30	July 16, 2017	50,400	-	-
	16,000	7.06	January 14, 2018	38,240	-	-
	16,000	5.41	July 14, 2018	64,640	-	-
	16,000	3.21	January 15, 2019	99,840	-	-
	16,000	3.57	June 29, 2020	94,080	-	-
	15,000	5.60	June 29, 2020	57,750	-	-
	16,000	7.21	July 19, 2020	35,840	-	-
	16,000	7.68	January 18, 2021	28,320	-	-
	16,000	9.18	July 15, 2021	4,320	-	-
	16,000	9.04	January 13, 2022	6,560	-	-
Paul Archer	67,500	4.44	April 6, 2016	338,175	-	-
	62,500	3.89	July 19, 2016	347,500	-	-
	10,000	4.27	January 16, 2017	51,800	-	-
	9,000	6.30	July 16, 2017	28,350	-	-
	9,000	7.06	January 14, 2018	21,510	-	-
	9,000	5.41	July 14, 2018	36,360	-	-
	9,000	3.57	June 29, 2020	52,920	-	-
	9,000	5.60	June 29, 2020	34,650	-	-
	9,000	7.21	July 19, 2020	20,160	-	-
	9,000	7.68	January 18, 2021	15,930	-	-
	9,000	9.18	July 15, 2021	2,430	-	-
	9,000	9.04	January 13, 2022	3,690	-	-
Robin Villeneuve	100,000	6.10	June 16, 2018	335,000	-	-
	4,000	5.41	July 14, 2018	16,160	-	-
	7,000	5.60	June 29, 2020	26,950	-	-
	7,000	7.21	July 19, 2020	15,680	-	-
	7,000	7.68	January 18, 2021	12,390	-	-
	7,000	9.18	July 15, 2021	1,890	-	-
	8,000	9.04	January 13,2022	3,280	-	-

(1)

Based on the closing price of the common shares on the TSX on February 29, 2012 ($9.45).

Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to stock-option-based awards and share-based awards for each NEO during the most recently completed financial year:

Name	Stock-option-based awards – Value vested during the year	Share-based awards – Value vested during the year	Non-equity incentive plan compensation – Value earned during the year
	($)	($)	($)
André Gaumond	-	-	-
Paul Archer	-	-	-
Robin Villeneuve	-	-	-

Pension Plan Benefits

The Corporation does not have a Defined Benefits Pension Plan or a Defined Contribution Pension Plan.

Termination Benefits

On December 31, 2007, the Corporation entered into an employment agreement with Mr. André Gaumond, its President and Chief Executive Officer. As at January 1, 2012, Mr. Gaumond’s annual base salary was set at $291,198 and is thereafter subject to annual review. Should Mr. Gaumond’s contract be terminated by the Corporation without cause, Mr. Gaumond will be entitled to receive a severance payment, by way of a lump sum, equal to his base salary for the last twelve (12) months, on the condition that he accomplishes all acts required to facilitate his departure including the transfer of all current files to his successor, who will have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within three (3) months following such Change of control, to terminate Mr. Gaumond’s employment agreement and shall pay Mr. Gaumond a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

On December 31, 2007, the Corporation entered into an employment agreement with Mr. Paul Archer, its Vice-President Exploration. As at January 1, 2012, Mr. Archer’s annual base salary was set at $218,938 and is thereafter subject to annual review. Should Mr. Archer’s contract be terminated by the Corporation without cause, Mr. Archer will be entitled to receive a severance payment, by way of a lump sum, equal to his base salary for the last twelve (12) months, at the condition that he accomplishes all acts required to facilitate his departure including the transfer of all current files to his successor, who will have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within three (3) months following such Change of control, to terminate Mr. Archer’s employment agreement and shall pay Mr. Archer a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

Management Proxy Circular

Virginia Mines Inc.

On May 12, 2008, the Corporation entered into an employment agreement with Mr. Robin Villeneuve, its Chief Financial Officer. As at January 1, 2012, Mr. Villeneuve’s annual base salary was set at $170,195 and is subject to annual review. Should the Corporation terminate Mr. Villeneuve’s contract without cause, Mr. Villeneuve shall be entitled to receive a severance payment, by way of a lump sum, equal to twelve (12) months base salary, at the condition that Mr. Villeneuve accomplishes all acts necessary to facilitate his departure including the transfer of all current files to his successor, who shall have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within three (3) months following such Change of control, to terminate Mr. Villeneuve’s employment agreement and shall pay Mr. Villeneuve a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

For the purposes of this section, the terms “Change of control” and “Control” shall have the following meaning:

“Change of control” means:

(a)

The acquisition of a certain percentage of the shares of the Corporation representing the Control of the Corporation;

(b)

The amalgamation, arrangement, reorganization or any other transaction where the Corporation is not the surviving entity or following which the Corporation’s shares will be converted into cash, securities or other property, with the exception of:

(i)

an amalgamation pursuant to which the shareholders of the Corporation, immediately before the amalgamation, hold the same proportion of shares of the amalgamated corporation; or

(ii)

an amalgamation, arrangement, reorganization or any other transaction pursuant to which (i) the number of common shares of the Corporation, calculated immediately before the completion of one of these transactions, continues to represent (following conversion into voting shares of the resulting corporation) more than fifty percent (50%) of the votes of the resulting corporation following the completion of one of the aforementioned transactions and (ii) the members of the Board of the Corporation, immediately preceding the completion of one of these transactions, will constitute a majority of directors of the resulting corporation;

(iii)

the sale, exchange or any other transfer (in one transaction or a series of related transactions) of all or an important part of the Corporation’s assets;

(iv)

a liquidation or dissolution of the Corporation approved by the shareholders;

(v)

a change of the majority of the current directors of the Corporation approved by the Corporation’s shareholders, other than their replacement in the normal course of business;

(vi)

the combination of any of the foregoing transactions.

“Control” means an individual or corporation (i) which holds – or is the beneficial holder of – other than by way of security only, securities entitling to more than fifty percent (50%) of the maximum available votes to elect the directors of the Corporation or (ii) which securities entitle the right to vote which, if exercised, would enable such holder to elect the majority of the directors of the Corporation.

Director Compensation

Director Compensation Table

The following table sets forth information with respect to all amounts of compensation provided to the directors of the Corporation for the most recently completed financial year.

Management Proxy Circular

Virginia Mines Inc.

Name	Fees earned	Share-based awards	Stock-option-based awards(1)	Non-equity incentive plan compensation	Pension value	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
André Lemire	31,000	-	43,169	-	-	-	74,169
Claude St-Jacques	21,000	-	34,535	-	-	-	55,535
Mario Jacob	24,000	-	34,535	-	-	-	58,535
Pierre Labbé	29,000	-	34,535	-	-	-	63,535

(1)

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk free interest rate: 1.83%; weighted average expected volatility: 48%; weighted average expected life: 6 years; and weighted average expected dividend yield: nil.

Plan Awards – Outstanding Share-Based Awards – Stock-Option-Based Awards

The following table sets forth information in respect of all share-based awards and stock-option-based awards outstanding at the end of the most recently completed financial year to the directors of the Corporation:

Name	Stock-Option-Based Awards				Share-Based Awards
	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in-the-money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
	(#)	($)		($)	(#)	($)
André Lemire	17,500	4.44	April 6, 2016	87,675	-	-
	17,500	3.89	July 19, 2016	97,300	-	-
	5,000	4.27	January 16, 2017	25,900	-	-
	5,000	6.30	July 16, 2017	15,750	-	-
	5,000	7.06	January 14, 2018	11,950	-	-
	5,000	5.41	July 14, 2018	20,200	-	-
	5,000	3.21	January 15, 2019	31,200	-	-
	5,000	3.57	June 29, 2020	29,400	-	-
	5,000	5.60	June 29, 2020	19,250	-	-
	5,000	7.21	July 19, 2020	11,200	-	-
	5,000	7.68	January 18, 2021	8,850	-	-
	5,000	9.18	July 15, 2021	1,350	-	-
	5,000	9.04	January 13, 2022	2,050	-	-
Claude St-Jacques	11,000	4.44	April 6, 2016	55,110	-	-
	11,000	3.89	July 19, 2016	61,160	-	-
	4,000	4.27	January 16, 2017	20,720	-	-
	4,000	6.30	July 16, 2017	12,600	-	-
	4,000	7.06	January 14, 2018	9,560	-	-
	4,000	5.41	July 14, 2018	16,160	-	-
	4,000	3.21	January 15, 2019	24,960	-	-
	4,000	3.57	June 29, 2020	23,520	-	-
	4,000	5.60	June 29, 2020	15,400	-	-
	4,000	7.21	July 19, 2020	8,960	-	-
	4,000	7.68	January 18, 2021	7,080	-	-
	4,000	9.18	July 15, 2021	1,080	-	-
	4,000	9.04	January 13, 2022	1,640	-	-
Mario Jacob	11,000	4.44	April 6, 2016	55,110	-	-
	11,000	3.89	July 19, 2016	61,160	-	-
	4,000	4.27	January 16, 2017	20,720	-	-
	4,000	6.30	July 16, 2017	12,600	-	-
	4,000	7.06	January 14, 2018	9,560	-	-
	4,000	5.41	July 14, 2018	16,160	-	-
	4,000	3.21	January 15, 2019	24,960	-	-
	4,000	3.57	June 29, 2020	23,520	-	-
	4,000	5.60	June 29, 2020	15,400	-	-
	4,000	7.21	July 19, 2020	8,960	-	-
	4,000	7.68	January 18, 2021	7,080	-	-
	4,000	9.18	July 15, 2021	1,080	-	-
	4,000	9.04	January 13, 2022	1,640	-	-
Pierre Labbé	11,000	7.08	April 22, 2018	26,070	-	-
	4,000	5.41	July 14, 2018	16,160	-	-
	4,000	5.60	June 29, 2020	15,400	-	-
	4,000	7.21	July 19, 2020	8,960	-	-
	4,000	7.68	January 18, 2021	7,080	-	-
	4,000	9.18	July 15, 2021	1,080	-	-
	4,000	9.04	January 13, 2022	1,640	-	-

(1)

Based on the closing price of the common shares on the TSX on February 29, 2012. ($9.45).

Management Proxy Circular

Virginia Mines Inc.

Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to stock-option-based awards and share-based awards for the directors of the Corporation during the most recently completed financial year:

Name	Stock-option-based awards Value vested during the year	Share-based awards Value vested during the year	Non-equity incentive plan compensation Value earned during the year
	($)	($)	($)
André Lemire	-	-	-
Claude St-Jacques	-	-	-
Mario Jacob	-	-	-
Pierre Labbé	-	-	-

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights	Weighted-average exercise price of outstanding stock options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	1,987,857	5.99	1,228,874
Equity compensation plans not approved by securityholders	-	-	-

STATEMENT OF CORPORATE GOVERNANCE

The text of the Statement of Corporate Governance is attached hereto as Schedule A.

Liability Insurance

The Corporation has an insurance policy covering civil liability of its directors and officers. The annual premium payable by the Corporation amounts to $19,000. The total amount of the insurance coverage under the policy is $10,000,000 and covers globally the directors and officers. The deductible is $25,000 globally for each claim.

Performance Graph

The following graph and table illustrate the Corporation’s cumulative shareholder return based upon a $100 investment as at February 29, 2008, February 27, 2009, February 26, 2010, February 28, 2011, and February 29, 2012, compared to the cumulative shareholder return from a similar investment in the S&P/TSX Composite Index over the same period.

Management Proxy Circular

Virginia Mines Inc.

	February 29, 2008	February 27, 2009	February 26, 2010	February 28, 2011	February 29, 2012
Virginia	$100	$57	$80	$119	$134
S&P/TSX	$100	$60	$86	$104	$93

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

During the fiscal year ended February 29, 2012, and as at the date of this Information Circular, none of the directors, executive officers, employees (or previous directors, executive officers or employees of the Corporation), each proposed nominee for election as a director of the Corporation (or any associate of a director, executive officer or proposed nominee) was or is indebted to the Corporation with respect to the purchase of securities of the Corporation and for any other reason pursuant to a loan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Information Circular or in the audited financial statements for the year ended February 29, 2012, the management of the Corporation is not aware of any material interest, direct or indirect, that any director, proposed director, officer, shareholder of the Corporation holding, directly or indirectly, as beneficial owner, more than 10% of the outstanding common shares of the Corporation or any associate or affiliate of any such persons would have in any material transaction concluded since the beginning of the last financial year of the Corporation or in any proposed transaction which had or could have a material effect on the Corporation.

APPOINTMENT OF AUDITORS AND AUTHORIZATION GIVEN

TO THE BOARD TO FIX THE REMUNERATION OF THE AUDITORS

The auditors of the Corporation are PricewaterhouseCoopers, LLP/s.r.l./s.e.n.c.r.l., of Québec City, Québec.

The management proposes that PricewaterhouseCoopers, LLP/s.r.l./s.e.n.c.r.l., be appointed as auditors of the Corporation for the financial year ending February 28, 2013, and that the Board be authorized to fix the remuneration of the auditors.

The persons designated in the accompanying proxy form will vote IN FAVOUR of the appointment of PricewaterhouseCoopers, LLP/s.r.l./s.e.n.c.r.l., as auditors of the Corporation and that the Board be authorized to fix their remuneration, unless the shareholder specifies in the proxy form to withhold from voting.

Management Proxy Circular

Virginia Mines Inc.

AUDIT COMMITTEE

Charter and Composition of the Audit Committee

The Charter of the audit committee is attached to the annual information form of the Corporation for the year ended February 29, 2012.

The members of the audit committee of the Corporation are Pierre Labbé, André Lemire and Mario Jacob. All such members are financially literate and independent members of the audit committee, as such terms are defined in Multilateral Instrument 52-110 Respecting Audit Committees (“MI 52-110”).

Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfill its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Canadian Securities Institute that led to his certification as an investment dealer. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the "Understanding and Analysis of Financial Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

Audit Committee Oversight

At no time since the commencement of the Corporation’s last financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on the following provisions or exemptions.

(a)

Section 2.4 of MI 52-110 (De Minimis Non-Audit Services);

(b)

Section 3.2 of MI 52-110 (Initial Public Offerings);

(c)

Paragraph 3.3(2) of MI 52-110 (Controlled Companies);

(d)

Section 3.4 of MI 52-110 (Events Outside Control of Members);

(e)

Section 3.5 of MI 52-110 (Death, Disability or Resignation of Audit Committee Member);

(f)

Section 3.6 of MI 52-110 (Exceptional Circumstances);

(g)

Section 3.8 of MI 52-110 (Acquisition of Financial Literacy);

(h)

Part 8 of MI 52-110 (Exemptions).

Pre-Approval Policies and Procedures

The audit committee of the Corporation has adopted specific policies and procedures for the engagement of non-audit services.

Management Proxy Circular

Virginia Mines Inc.

External Auditors Service Fees

The aggregate fees billed by the Corporation’s external auditors in each of the two (2) last fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees	Audit-Related Fees	Tax Fees
February 29, 2012	$206,426	$16,151	$16,460
February 28, 2011	$143,450	$9,095	$19,025

OTHER BUSINESS

The management does not foresee, as of today, any other matter subject to be brought before the Meeting.

ADDITIONAL INFORMATION

Additional financial information is provided in the financial statements of the Corporation, in the annual information form and in the management’s discussion and analysis of the financial condition for the year ended February 29, 2012, which are available on the Corporation’s web site (www.minesvirginia.com) as well as on SEDAR (www.sedar.com).

Copies are also available by contacting the Corporation at:

116 St-Pierre Street, Suite 200

Québec, Québec G1K 4A7

Telephone: (418) 694-9832

Fascimile: (418) 694-9120

E-mail: info@minesvirginia.com

The Corporation may request the payment of reasonable fees is the requesting party is not a shareholder of the Corporation.

APPROVAL OF THE INFORMATION CIRCULAR

The Board of the Corporation has approved the contents and sending of this Information Circular.

Quebec City, May 28, 2012
/s/ André Gaumond
André Gaumond President and Chief Executive Officer

SCHEDULE A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

With respect to Corporate Governance Practices, the Corporation is regulated by (i) Regulation 58-101 – Respecting Disclosure of Corporate Governance Practices (“Regulation 58-101”) and (ii) Policy Statement 58-201 – Corporate Governance Guidelines (“Policy 58-201”). Policy 58-201 sets out series of guidelines for effective Corporate Governance (the “Guidelines”) addressing topics such as the constitution of the Board, the mandate of the Board, orientation and continuing education together with regular assessments of the Board.

The Board of the Corporation has approved the Guidelines and intends to regularly address all issues regarding Corporate governance to provide the Corporation with the highest standards.

The Corporation has implemented (i) a board of directors mandate; (ii) a compensation and nominating committee charter; (iii) an audit committee charter; (iv) an ethical business conduct; (v) a denunciation policy; (vi) a disclosure policy and (vii) a human resources policy.

The Board

An “independent director” is a director who has no direct or indirect material relationship with the Corporation. A “material relationship” is defined as a relationship which could, in the view of the Board, be reasonably expected to interfere with such member’s independent judgement.

The Board is currently comprised of five (5) members, a majority of whom are “independent directors”. The independent directors are André Lemire, Claude St-Jacques, Mario Jacob and Pierre Labbé. André Gaumond is the President and Chief Executive Officer of the Corporation and consequently, is not independent.

Currently, the directors listed below serve as directors of the following reporting issuers:

André Gaumond	Virginia Mines Inc.
André Lemire	Virginia Mines Inc.
Claude St-Jacques	Virginia Mines Inc. Société d’exploration minière Vior Inc.
Mario Jacob	Virginia Mines Inc. CJL Capital Inc. Capital MLB Inc. Cartier Resources Inc.
Pierre Labbé	Virginia Mines Inc.

The Chairman of the Board, André Lemire, is an independent director.

From the beginning of fiscal year 2012 to the date of this Information Circular, the corporation has held five (5) directors meetings. Except for the meeting of January 12, 2012 where one director was absent, all directors attended the June 29, 2011 and October 12, 2011 meetings and the March 23, 2012 and May 14, 2012 meetings.

At the end of each regularly scheduled meeting of the Board, the independent members of the Board are afforded the opportunity to meet without the attendance of non-independent directors and management. Since February 29, 2012 to the date of this Information Circular, no formal meeting excluding non-independent directors and management has been held. However, the Board, is of the view that given its size, the nature of the Corporation’s activities and the experience of each of the members of the Board, the presence of the non-independent Directors at Board meetings, does not prevent the independent directors from engaging in open and candid discussion regarding any issues that may come before the Board.

Board Mandate

The Board Mandate is attached as Schedule B. It is available on SEDAR at www.sedar.com. The mandate of the Board is to contribute, together with management and for the benefit of the shareholders, to build a strong and healthy business. It thus must, together with management, participate to the establishment of the long-term, strategic planning and risk management.

Position Description

The Board has established a written position description for the President and Chief Executive Officer.

The Chairman of the Board (i) is responsible for building a strong, effective, balanced and representative board; (ii) is responsible for the effective performance of the Board committees; (iii) assists the President and CEO in Board meetings by facilitating the communication between the members and ensuring that all opinions are heard in order to promote good decision-making; (iv) ensures that the minutes of the meetings reflect the discussions and exchanges that took place; (v) is regularly in contact with the President and CEO in order to promote a healthy dialogue, and (vi) ensures that the Board assesses annually its effectiveness.

The business objectives that the President and CEO must reach with the other members of the management are determined in conjunction with a corporate strategy and a pre-approved budget by the Board. The corporate objectives of the President and CEO and of the other members of management are determined by a corporate strategy and a budget approved annually by the Board. More specifically, the President and CEO (i) reports regularly to the Board on the progress made on properties (ii) maintains high-quality relationships with the partners; (iii) revises the Corporation’s press releases before publication; (iv) supervises the drafting of the management information circular and Management’s Discussion and Analysis, and (v) works closely with the Executive Secretary and the Investors Relations Manager, negotiates agreements with the partners, ensures the proper functioning of the Corporation and its operations, ensures that the Corporation accesses to financing, if needed, and promotes the operations and the growth of the Corporation.

The mandate of the Chairman of the audit committee and remuneration committee is to ensure that each committee is fulfilling its obligations to the satisfaction of the Board. In collaboration with the CEO and CFO, they prepare the agenda for meetings and ensure that all information and documentation required are submitted to members in a reasonable time before the meetings. They preside at the meetings of the committees to help ensure the facilitation of exchanges between members and that all views are expressed in order to facilitate good decision making. They report to the Board on the recommendations issued by the committees. They ensure that the minutes of the meetings reflect the discussions and exchanges that took place. The Chairman of the audit committee has direct communication with the external auditor to ensure its independence vis-à-vis management and promotes open communication between the parties. The Chairman of the compensation and nominating committee ensures that the committee self-assesses annually its performance and makes the required corrections. The Chairmen of the committees ultimately ensure that the information published in the information circular of the Corporation reflects the work conducted by the committees.

Orientation and Continuing Education

The Board confirms that each new candidate has the capacities, expertise, availability and knowledge required in order to duly fulfill his functions. Presentation and necessary documents regarding activities, business and internal structure of the Corporation are provided to the new directors. The new directors can quickly familiarize themselves with the business of the Corporation through meetings with the Board and discussions with members of the Board or the management. The Board does not formally provide continuing education to its directors. The directors are experienced members, including two (2) directors who are directors and officers of other issuers in the mining sector. Professional assistance is available to the Board when judged necessary in order to be educated or updated on a particular topic.

Ethical Business Conduct

The Board has adopted a written code of business conduct (the “Code”) for the Corporation’s directors, officers and employees that sets out the Board’s expectations for the conduct of such persons in their dealings on behalf of the Corporation. The Board has established confidential reporting procedures in order to encourage employees, directors and officers to raise concerns regarding matters addressed by the Code on a confidential basis. Employees who violate the Code may face disciplinary actions, including dismissal.

The Code makes it the responsibility of every director, officer and employee of the Corporation to understand the Code. Any such person who becomes aware of a violation of the Code must report such knowledge to an officer.

In addition, in order to ensure independent judgement in considering transactions or agreements in which a director or officer has a material interest, all such agreements that are related to compensation are addressed through the compensation and nominating committee, being comprised solely of independent directors. Management and directors are mandated to bring any other related party transactions to the attention of the Board, with affected director abstaining from any vote.

Directors, officers and employees are required to read and be familiar with the Code. The Board relies on these individuals to report their superior any suspected violation of the Code. Known or suspected illegal or unethical behaviour reported must be submitted to determine whether an investigation is required. If a person is uncomfortable reporting suspected violations to their immediate supervisor, the persons may report matters to the Corporation’s outside counsel.

A copy of the Code may be obtained by sending an e-mail at info@minesvirginia.com or on SEDAR at www.sedar.com.

Nomination of Directors

Currently, the Corporation does not have any formal mechanism to select new directors. The compensation and nominating committee is composed entirely of independent directors. The independent directors play a predominant role in the nomination process. When deemed expedient or necessary, the members of the Board or the President suggest nominees to the compensation and nominating committee in order to fill vacancies within the Board. If a candidate is seconded by the compensation and nominating committee, it is submitted for discussion and, as the case may be, approved by the Board. The compensation and nominating committee is currently comprised of Mario Jacob, Chairman of the committee, André Lemire and Claude St-Jacques.

Compensation

The compensation and nominating committee assists the Board in discharging its responsibilities regarding the annual compensation of the executive officers so that it is comparable to the compensation paid elsewhere for similar positions and responsibilities, and for comparable performance with other companies having similar activities as those of the Corporation.

The compensation and nominating committee is composed entirely of independent directors.

The committee reviews, discusses and approves the annual compensation of the executive officers. Recommendations on compensation are submitted annually to the compensation and nominating committee by the Chief Executive Officer.

Other Committees of the Board

Currently, the Board does not have any committee other than the audit committee and the compensation and nominating committee.

Assessment

The Board as a whole is responsible for assessing on an ongoing basis the performance and contribution of each of the members of the Board on an individual basis and performance and effectiveness of the Board generally and of each of its committees.

The Corporation has evaluation grids that each member of the Board and of each committees must complete annually in order to assess the performance and personal contribution of each such members of the Board and committees. Such grids also permit to assess the effectiveness of the Board and committees as a whole.

SCHEDULE B

CHARTER AND MANDATE OF THE BOARD OF DIRECTORS

1.

OBJECTIVES AND GENERAL MANDATES

The objective of the Board is to contribute, together with management and on behalf of the shareholders, to build a strong, healthy and competing company which maximizes the value for the shareholders. It thus must, together with management, take part in the development of the policies and objectives of the Corporation, in strategic planning and risk management for the long term.

By accepting this mandate, the director is deemed to have accepted the following rules:

•

To show his/her integrity and his/her ethics at all times in the performance of his/her duties.

•

To regularly attend Board meetings and to attend the annual general meeting of the shareholders.

•

To immediately disclose any conflict of interest with the Corporation.

•

To be available when required by the Board or management of the Corporation.

•

To be prepared for Board meetings and its committees by reviewing all of the documents transmitted before the meeting and by carrying out research or by asking questions, if necessary.

•

To actively participate during the meetings.

2.

POWERS

The Board exerts all the powers of the Corporation, except those which the law expressly reserves for the shareholders. In the absence of the approval of the shareholders, the directors can dispose of the property of the Corporation, even for substantial sums, insofar as such transactions are carried out in the best interest of the Corporation. The directors establish the powers of the officers and the representatives of the Corporation. The directors can delegate all of their powers to them. The officers and the representatives must, in the execution of their mandate, act in the best interest of the Corporation and within the limits of their respective mandates. The directors may also authorize any other person to sign and deliver in the name of the Corporation all contracts, documents or written acts. The directors may allow that the contracts, documents or written acts carry a mechanically reproduced signature.

3.

ORGANIZATION

Members

3.1

The precise number of directors has been established by the Board between a minimum number of three (3) and the maximum indicated in the statutes.

3.2

The majority of the members must be independent of management.

3.3

Subject to the statutes, it is not necessary to be a shareholder in order to be a director of the Corporation. However, the majority of the members of the Board must consist of Canadian residents.

3.4

The directors are elected by the shareholders at each general meeting or, if necessary, at a special meeting convened for this purpose. A director remains in office until the next annual meeting of the shareholders following his/her nomination or until his/her successor is elected or named. The term of office of the members is generally of one (1) year and when the mandate has ended, it is renewable, unless contrary indication or resignation.

3.5

The mandate of a director shall end at the time of his/her death, his/her resignation, the revocation of his/her mandate or by one of the causes of extinction common to obligations provided by law. The mandate of a director shall also end in the event of bankruptcy.

3.6

Subject to the provisions of the law and contrary provisions in the statutes, the directors can, if there is a quorum, fill the vacancies of the Board. The director named to fill the vacancy shall continue the part of the mandate not yet expired by his predecessor and remain in office until his/her successor is elected or named.

3.7

The directors can fix their own compensation. However, the Board has decided that the directors can receive compensation by way of a stock option scheme. This compensation is added, in the absence of contrary provisions, to any compensation which is paid to them for another position or employment within the Corporation. A director can receive advances and has the right to be refunded for all the expenses incurred while he/she was a member of the Board or during the execution of his/her mandate.

3.8

De facto director

Acts of a director or of a person acting in the capacity of a director are valid and cannot be annulled for reason that the latter was inept, that his/her designation was irregular or that a list of the directors or a notice of change of directors registered with the Federal Director is incomplete, irregular or erroneous. The act made by a person no longer acting as a director is valid unless a written notice was sent or given to the Board or a notice indicating that this person is no longer a director of the Corporation was registered in the minute book of the Corporation.

4.

ROLE AND RESPONSIBILITIES

4.1

The primary responsibility of the Board is to name the chief executive officer, to evaluate his/her performance and, if necessary, to relieve him/her of his/her office. The Board can also name or relieve any qualified person acting as president, vice-president, chief financial officer and can also provide assistants for these officers. Moreover, the Board can create any other office and name, to represent the Corporation and to exert the functions which they deem necessary, qualified people whether they are or not shareholders of the Corporation.

4.2

To ensure, to the extent possible by means of informal meetings with top management, that the chief executive officer and the other members of top management have integrity and create a culture of integrity in the whole of the organization.

4.3

To plan the nomination of directors and notably to choose the new members of the Board on recommendation of the compensation and nominating committee and to name the members of the Board annually and to ensure the follow-up and the evaluation of their performance.

4.4

To approve the compensation of the members of top management following the recommendation of the compensation and nominating committee.

4.5

To discuss and, where applicable, to approve the strategic planning process, to determine the principal risks related to the Corporation, the strategic alliances, the partnership agreements, the acquisitions and the provisions and all programs relating to exploration, exploitation and annual immobilization. To ensure the follow-up of the performance relating to these processes and these programs and to oversee the setting up of suitable risk management systems.

4.6

To discuss and, where applicable, to approve policies and integrity processes of the Corporation’s internal control and business matters.

4.7

To ensure an adequate policy of verification and dissemination of financial and public communication.

4.8

To receive, establish and recommend, where applicable, to management the measures suggested by the various subcommittees of the Board.

4.9

To ensure the verification of the independence of directors, if they are connected or not to the Corporation.

4.10

The directors can appoint among them a chairman of the board of the Corporation. Such chairman must be a Canadian resident. He/she must manage the affairs of the Corporation within his powers as determined by the directors. He/she must regularly provide an account of his administration to the directors. His/her functions shall end at the time of his/her death, resignation, revocation, replacement or inability to act as director or when he/she ceases to act as a director.

4.11

The directors determine the date, time and place of the annual general and special meetings of the shareholders if the meeting is not held at the registered office of the Corporation.

5.

BOARD OF DIRECTORS MEETINGS

5.1

Convocation of the Meeting

The president, any vice-president, the secretary or any director can convene a Board meeting. These meetings must be convened by means of a written notice sent to each director, at his/her known address, at least two (2) juridical days preceding the date fixed for the meeting. A Board meeting can be convened by any means at least three (3) hours before the meeting by one of the people having the capacity to convene a board meeting, if, according to the opinion of this person, it is urgent that a meeting be held.

5.2

Content of the Notice of Convocation

A notice of convocation to a Board meeting, even if it is desirable, need not specify the subject or the agenda of the meeting but it must state the questions relating to the meeting.

5.3

Each year, immediately following the annual meeting of the shareholders, a Board meeting is held made up of the newly elected or re-elected directors and forming a quorum for purposes of naming the officers and other representatives of the Corporation, and to deal with any question, which may be raised. This meeting takes place without notice of convocation, unless a question relating to the reserved questions must be settled. Moreover, a written resolution signed unanimously by the directors can name the officers and other representatives of the Corporation in lieu of a meeting.

5.4

If deemed necessary, the Board can invite other people to attend its meetings.

5.5

Frequency and Place of Meetings

The Board shall meet at least once a year and the meetings will generally be held at the registered office of the Corporation or any other place, in Canada or elsewhere, decided by the directors and could be held, if necessary, by telephone.

5.6

Short minutes of each meeting must be drawn up.

5.7

Renunciation of the Notice

Any director can give up his/her right to receive a notice of convocation, as well as any change in such notice or in the time limit indicated therein. Such renunciation can validly be given before, during or after the meeting concerned. The presence of a director at the meeting is equivalent to a renunciation, except if he/she declares that he/she is attending the meeting specifically to oppose the deliberations by invoking, among other things, the fact that the meeting was not regularly convened. The signing of a written resolution taking the place of a meeting is also equivalent to a renunciation of the notice of convocation as well as the holding of a true meeting.

5.8

Quorum

Subject to the statutes or by-laws, the quorum for a Board meeting is fixed by a majority of the directors holding office. The quorum must be composed of a majority of Canadian residents.

5.9

Vote

All questions submitted to the Board must be decided by the majority of the directors present and voting. All directors have the right to one vote and the vote is taken by a show of hands, unless the chairman of the meeting or a director present requests a poll vote. A vote by proxy is not permitted for Board meetings. The chairman of the meeting does not have a preponderant vote in the event of equality of votes.

5.10

Adjournment of the Meeting

The chairman of a Board meeting can, with the consent of the majority of directors present, adjourn the meeting to another place, another date and another time without being required to deliver a new notice of convocation to the directors. At the time of the continuation of the meeting, the directors can validly deliberate on all questions not settled during the initial meeting, provided that there is a quorum. The directors constituting the quorum during the initial meeting are not required to constitute the quorum at the time of the continuation of that meeting.

5.11

Resolutions in Lieu of Meetings

The written resolutions, signed by all of the directors able to vote during the Board meetings, have the same value as if they had been adopted during these meetings. A copy of each one of these resolutions must be inserted in the minute books of the Board.

5.12

Meetings via Technical Measures

One, several, or all of the directors can, with the consent of all of the other directors of the Corporation, take part in a Board meeting using technical means, such as the telephone, allowing them to communicate with the other directors or people present at the meeting. These directors are, in such case, deemed to have attended the meeting, which is also deemed to have been held in Canada. The meeting is also deemed to consist of a majority of Canadian residents if the majority of the directors present or participating in person or using technical measures is made up of Canadian residents. The secretary takes the minutes of these meetings. The declaration on behalf of the chairman or the secretary to the effect that a director took part in the meeting is conclusive until contrary proof is presented. In the event of severance of communication with one or more directors, the meeting remains valid if the quorum is maintained.

5.13

Validity

The decisions made at a Board meeting are valid, notwithstanding the later discovery of the irregularity of the election or the nomination of one or more of the directors or their inability to be a director.

6.

CONFLICT OF INTEREST AND DISCLOSURE

The directors and officers of the Corporation must disclose to the Corporation any conflict of interest, in accordance with the law. Every director is deemed, by the acceptance of his/her mandate, to have delivered to the Corporation a general notice to the Corporation according to which he/she has an interest relating to his/her remuneration, compensation, indemnification and any related insurance.

7.

RELATIONS BETWEEN THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT

In the performance of its duties, the Board must ensure that its relationships with senior management are professional and constructive. It must therefore work in close collaboration with the chief executive officer to ensure that, in conducting the Board meetings, sufficient time is reserved for relevant issues and to ensure that a healthy governance culture is maintained within the Corporation.